UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Mac-Gray Corporation

(Name of Registrant as Specified in Its Charter)

Fairview Capital

Fairview Capital Investment Management, LLC

Darlington Partners, L.P.

Andrew F. Mathieson

Scott W. Clark

Bruce C. Ginsberg

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 6, 2009, Fairview Capital Investment Management, LLC, together with the other participants named herein (together, “Fairview Capital”), made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its director nominees and support for two corporate governance related shareholder proposals at the 2009 annual meeting of stockholders of Mac-Gray Corporation, a Delaware corporation (“Mac-Gray”).

On April 28, 2009, Fairview Capital Investment Management, LLC issued a press release announcing its mailing of a letter to Mac-Gray stockholders urging them to vote for Fairview Capital’s director nominees for election to the Board of Directors at Mac-Gray’s 2009 annual meeting of stockholders. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference.

ON APRIL 6, 2009, FAIRVIEW CAPITAL FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY DARLINGTON PARTNERS, L.P., FAIRVIEW CAPITAL, FAIRVIEW CAPITAL INVESTMENT MANAGEMENT, LLC, ANDREW F. MATHIESON, SCOTT W. CLARK, BRUCE C. GINSBERG AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 7, 2009.

1

Exhibit I

FAIRVIEW CAPITAL MAILS LETTER TO MAC-GRAY SHAREHOLDERS,

URGING THEM TO VOTE FOR ITS NOMINEES ON THE GOLD PROXY CARD

Greenbrae, CA – April 28, 2009 – Fairview Capital Investment Management, LLC (“Fairview”) today announced that it has sent a letter to Mac-Gray Corporation (“Mac-Gray”) (NYSE: TUC) shareholders, urging them to vote for Fairview’s two highly qualified, independent director nominees on the GOLD proxy card. Mac-Gray’s Annual Meeting of Stockholders is scheduled to be held on May 8, 2009.

The full text of the letter follows:

April 28, 2009

LEADING PROXY ADVISORY FIRM, RISKMETRICS GROUP,

RECOMMENDS THAT MAC-GRAY SHAREHOLDERS

VOTE FOR THE TWO FAIRVIEW CAPITAL NOMINEES

AT THE MAC-GRAY ANNUAL MEETING

Dear Fellow Mac-Gray Shareholder,

As shareholders of Mac-Gray, we all have a common interest in the company’s long-term success. Shareholders deserve a Board of Directors that will look out for our interests and be responsive to our concerns. The current Board has let us down in the past, and its behavior during the recent proxy contest is especially disappointing.

We believe the story at Mac-Gray is clear: mediocre financial results, severe share price underperformance, corporate governance policies that are unfriendly to shareholders, and a lack of accountability.

Since we initiated our proxy contest, the Board has tried to divert attention away from these problems. Rather than addressing the valid questions raised by us and other shareholders, the Board has mischaracterized our statements. Instead of recognizing many shareholders’ desire for change in the boardroom, the Board has refused to consider the possibility of a settlement.

Now more than ever, Mac-Gray shareholders need a voice in the boardroom. Fairview is seeking your support to elect two independent Board nominees – Scott W. Clark and Bruce C. Ginsberg – who will provide you with the representation you deserve. If elected, they will represent your interests and protect the value of your investment.

RISKMETRICS SAYS “CHANGE IS WARRANTED” AND THE FAIRVIEW

NOMINEES “WOULD BE AN ASSET” TO MAC-GRAY’S BOARD

Fairview’s position has been validated by the nation’s leading proxy advisory firm, RiskMetrics Group/ISS Governance Services, whose recommendations are relied upon by hundreds of major institutional investment firms, pension and mutual funds and other fiduciaries. RiskMetrics agrees that change is needed on the Mac-Gray Board and recommends that shareholders vote FOR both of Fairview’s independent director nominees – Scott Clark and Bruce Ginsberg – on the GOLD proxy card.

In support of its recommendation that Mac-Gray shareholders vote for both of Fairview’s director nominees, RiskMetrics presents the following conclusions1:

“Change Is Warranted”

RiskMetrics states that, “Overall, in view of the persistent share price underperformance, lack of convincing evidence that the expansion strategy has lead to a trend improvement in financial metrics, [and] the positive market reaction to [Fairview’s] actions, we believe change is warranted.”

Mac-Gray Has Delivered “Persistent Share Price Underperformance”

RiskMetrics calculates Mac-Gray’s total shareholder return over the one, three and ten year periods ending March 31, 2009 and finds that Mac-Gray’s stock “materially underperformed” the stock market index averages during those periods.

Mac-Gray’s Acquisition Strategy “Has Not Created Shareholder Value”

According to RiskMetrics, “Mac-Gray’s sustained share price underperformance and relatively low and declining trend on return on invested capital (ROIC) lends credence to [Fairview’s] claim that the company’s acquisition growth strategy has not created shareholder value.”

“Since 2003, the company has invested approximately $330 million in purchase of fixed assets/acquisition of business, yet ROIC has fallen in each year since 2004 from 9.7 to 6.7 percent. . Regarding [Mac-Gray] management’s assertion that the pay-off for new acquisitions tend to have long lead time[s], we note that even acquisitions made in FY04 and FY05 have yet to materially impact the operating metrics.”

Mac-Gray’s Corporate Governance Policies Are “Shareholder Unfriendly”

RiskMetrics notes “the company has several shareholder unfriendly provisions in its bylaws. These include a classified board, a plurality vote standard for the election of directors in non-contested elections, a single Chairman / CEO

[1]	Permission to use quotations was neither sought nor obtained.

without a lead independent director and a shareholder rights plan (poison pill)… that was neither approved or put to shareholder vote.”

RiskMetrics is particularly critical of Mac-Gray’s classified board structure. They note that “the ability to elect directors is the single most important use of the shareholder franchise, and all directors should be accountable on an annual basis.”

Scott Clark and Bruce Ginsberg believe Mac-Gray directors should be held accountable for their actions, and they therefore join RiskMetrics in its support of the shareholder proposals on the ballot to require the annual election of all directors (Proposal 3) and a majority vote standard for the election of directors in uncontested elections (Proposal 4). Mac-Gray’s Board, in contrast, firmly opposes both of these shareholder-friendly proposals.

Fairview’s Highly-Qualified Nominees Would Be “An Asset to the Company”

With respect to the qualifications of Fairview’s nominees, RiskMetrics stated that it believes that “Mr. Clark’s investment banking experience would be beneficial given that the company’s previous acquisitions have yet to result in improved operating metrics. Meanwhile, Mr. Ginsberg’s operational experience in asset intensive and logistics oriented business similar to the company would also be an asset to the company.”

NOW IS THE TIME FOR CHANGE

We believe the facts demonstrate that Mac-Gray’s Board has been unresponsive to shareholders’ wishes and has failed to improve shareholder value, and RiskMetrics agrees. You have the power to change this today by voting for both Scott Clark and Bruce Ginsberg.

We are not seeking control of Mac-Gray, nor do we plan to replace management. We do intend to influence Mac-Gray’s capital allocation strategy and corporate governance policies.

We believe that our ability to effect change at Mac-Gray will be much greater with two new independent Board members. With a “critical mass” of new voices in the boardroom, we will be able to more effectively promote shareholders’ interests and protect the value of your investment.

Although we believe Chairman/CEO Stewart MacDonald’s acquisition strategy has hurt shareholder value, we believe there is a role for him on Mac-Gray’s Board. If he is not re-elected to the Board at the Annual Meeting, and if the Board wishes to re-appoint Mr. MacDonald as a director, we would not oppose that appointment.

This is your best chance to effect change at Mac-Gray. Given the time commitment and expense of a proxy contest, there is no guarantee that we or another shareholder will pursue a proxy contest next year. Make your vote count now.

TIME IS SHORT. Please vote FOR Scott W. Clark and Bruce C. Ginsberg on the enclosed GOLD proxy card TODAY.

Very sincerely,

Scott W. Clark	Andrew F. Mathieson

TIME IS SHORT AND YOUR VOTE IS IMPORTANT

To ensure your votes are represented at the Annual Meeting, please follow the instructions on the GOLD proxy card to vote by telephone or by Internet TODAY. If you have questions about the last-minute voting of your shares, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any White proxy card sent to you by Mac-Gray.

If you have already done so, you have every right to change your vote by using the enclosed GOLD proxy card to vote TODAY—
by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the envelope provided.

About Fairview Capital Investment Management, LLC

Fairview is an SEC-registered independent investment advisor founded in 1995 and located in Greenbrae, CA. Key components of Fairview’s investment philosophy include a long-term focus, in-depth fundamental research, and constructive engagement with its portfolio companies.

Additional Information

ON APRIL 6, 2009, FAIRVIEW, TOGETHER WITH THE OTHER PARTICIPANTS, FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY DARLINGTON PARTNERS, L.P., FAIRVIEW CAPITAL, FAIRVIEW CAPITAL INVESTMENT MANAGEMENT, LLC, ANDREW F. MATHIESON, SCOTT W. CLARK, BRUCE C. GINSBERG AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION

RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 7, 2009.

Contacts

Scott Clark, 415-464-4640

Fairview Capital Investment Management, LLC

Alan Miller / Jennifer Shotwell / Scott Winter, 212-750-5833

Innisfree M&A Incorporated